EXHIBIT 14 – CODE OF ETHICS AND BUSINESS PRACTICES

CODE OF ETHICS AND BUSINESS PRACTICES

     This Code of Ethics and Business Practices (the “Code”) has been adopted to provide guiding principles to all officers and employees of MICROS Systems, Inc. (the “Company”) in the performance of their duties. It also applies in many respects to the directors of the Company. The Code should be read in conjunction with the Company’s other policies that govern employee conduct. The basic principle that governs all of the Company’s officers, directors and employees (collectively, “Employees”) is that the Company’s business should be carried on with loyalty to the interest of the Company and its shareholders, customers, suppliers, fellow employees, strategic partners, and other business associates. The Company is committed to a high standard of business conduct. This means conducting business in accordance with not just the letter but also the spirit of applicable laws and regulations, and in accordance with ethical business practices. This Code, which applies to all Employees, helps in this endeavor by providing a statement of the fundamental principles that govern the conduct of the Company’s business. In addition to complying with the specific provisions of this Code, the Company also expects each Employee to meet the general ethical obligations of his or her profession. The Company’s reputation in its industry and the best interests of its shareholders and Employees require that the Company maintain business practice and ethical standards that will command the respect of everyone with whom the Company deals.

     THIS CODE MUST BE COMPLIED WITH AT ALL TIMES AND UNDER ALL CIRCUMSTANCES. VIOLATIONS COULD SUBJECT AN EMPLOYEE, WITHOUT REGARD TO POSITION OR TENURE WITH THE COMPANY, TO DISCIPLINARY ACTION, INCLUDING, IN APPROPRIATE CIRCUMSTANCES, TERMINATION. THE COMPANY RESERVES THE RIGHT TO PROVIDE THE FINAL INTERPRETATION OF THE POLICIES THIS CODE CONTAINS AND TO REVISE THOSE POLICIES AS DEEMED NECESSARY OR APPROPRIATE.

     THE COMPANY MAY AT ANY TIME, AND RESERVES THE RIGHT TO, REQUIRE EACH EMPLOYEE TO RE-CERTIFY AND CONFIRM THAT HE OR SHE HAS BEEN AND CONTINUES TO BE IN COMPLIANCE WITH THIS CODE.

Article I. DEFINITION OF TERMS USED.

     Section 1.01. “Business Associate” means any supplier of services or materials, customer, consultant, professional advisor, lessor of space or goods, tenant, licensor, licensee, or partner of the Company.

     Section 1.02. “Company” refers to MICROS Systems, Inc. and includes each of its subsidiaries and affiliated business entities.

     Section 1.03. “Employee” means any officer, director, or employee of the Company.

     Section 1.04. A “Family Member” means, with respect to an Employee: his or her spouse or life partner, children, other relatives by blood or marriage of the Employee or his or her spouse or life partner, other unrelated persons who generally reside in the same household as the Employee, and also any company, partnership, limited liability company, trust, or other business entity that is directly or indirectly controlled by that Employee or any other person within a category described in this definition.

     Section 1.05. “Compliance Officer” means the General Counsel of MICROS Systems, Inc.

     Section 1.06. “Company Insider” means directors of the Company and certain officers and employees at the management-level and above.

Article II. BUSINESS PRACTICES.

     Section 2.01. Customers. The Company expects its Employees to pursue vigorously new and ongoing business. All business solicitations, however, must be in accordance with the Company’s approved business plans and the following principles:

• Sales must be secured in compliance with Company policies.

• Improper payments or unauthorized discounts are prohibited.

• Expenditures incurred must be documented by appropriate receipts.

     Section 2.02. Suppliers. Employees whose duties and responsibilities involve dealing with suppliers must conduct themselves in a manner that demonstrates absolute integrity. All such personnel, therefore, shall comply with the following purchasing principles and standards:

• All suppliers seeking or participating in business dealings with the Company will be accorded fair and impartial treatment.

• When it is necessary to meet with suppliers or their representatives, whether on or away from Company premises, Employees must conduct themselves and their activities in such a manner that no implication of undue influence could arise.

     Section 2.03. Special Benefits.

     (a) Normal business courtesies may be extended to or received from Business Associates in accordance with ethical business practices. Such courtesies could include: payment for business meals that involve substantial business discussions; assumption of the reasonable and customary expenses of meetings, or gifts of nominal value, e.g., pens, mugs, items bearing Company insignia, and the like. Items priced under $25 will almost always be deemed to be of nominal value.

     (b) Employees and Family Members may accept gifts or other consideration of non-nominal value from Business Associates only if they fall within one or more of the following categories: (1) occasional tickets to single events (e.g., shows, sporting events, concerts, or seminars), (2) occasional meals not involving substantial business discussions, or (3) occasional social or sporting events (e.g. attendance at a party, golf outings). Upon request, the Compliance Officer may authorize acceptance of other types of gifts or consideration not specified herein.

     (c) Gifts or other consideration involving non-local travel or overnight accommodations may not be accepted without approval of the Compliance Officer (unless the Employee or the Family Member will be paying for the travel or the accommodations).

     (d) Accepting or soliciting any offer from a Business Associate to compensate or reward in any way an Employee or a Family Member for the purpose of obtaining business, or the promise of future business, or obtaining or rewarding favorable treatment in connection with business matters, is prohibited. If an Employee or a Family Member receives such an offer, it must be reported promptly in accordance with the “Reporting Procedure.”

     Section 2.04. Personal Behavior. Employees and their Family Members must not profit, directly or indirectly, due to their position in the Company to the detriment, or at the expense, of the Company or any Business Associate. No Employee shall take for his or her own advantage any corporate opportunity for personal profit that he or she learns about in his or her position with the Company.

     Section 2.05. Transactions. Employees and their Family Members are encouraged to patronize our Business Associates. However, no Employee or Family Member shall sell to, or purchase from, a Business Associate any goods or services except in the ordinary course of the Business Associate’s business. No Employee or Family Member shall borrow money or other property from a person known by the Employee to be a Business Associate, unless that Business Associate is regularly engaged in the business of lending money or such other property, and the loan and the terms thereof are in the ordinary course of the Business Associate’s business.

     Section 2.06. Fraud. No Employee shall: (a) employ any device, scheme or artifice to defraud the Company or any Business Associate; or (b) engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon the Company or any Business Associate.

Article III. CONFLICTS OF INTEREST.

     Section 3.01. General. Each Employee shall maintain a high degree of integrity in the conduct of the Company’s business and maintain independent judgment. Each Employee must avoid any activity or personal interest that creates, or appears to create, a conflict between his/her personal interests and the interests of the Company. A conflict of interest arises any time an Employee has a personal duty or interest that may conflict with the proper and impartial fulfillment of that Employee’s duties, responsibilities or obligations to the Company.

     Section 3.02. Personal Benefit. No Employee or Family Member shall benefit personally, whether directly or indirectly, from any Company purchase or sale, or derive any other personal gain from any other Company activity, and no Employee shall direct, or seek to direct, any Company business with any business enterprise in which the Employee or his or her Family Member has a meaningful ownership position or serves in a leadership capacity, except in each case when the transaction has been fully disclosed to the Company and approved in writing as provided in this Code. No Employee or Family Member shall have any meaningful personal business or financial interest in any Business Associate or competitor of the Company, without proper consent. For purposes of this policy, holding 5% or less of the shares of a Business Associate or competitor whose shares are publicly traded, or a comparably small percentage of ownership of a company whose ownership interests are not publicly traded, would not ordinarily be deemed “meaningful,” provided the Employee or Family Member does not work for or otherwise provide significant assistance to the other enterprise.

     Section 3.03. Position. No Employee shall hold any position with (including as a member of the board of directors or other governing body) or perform services for a Business Associate or a competitor of the Company, without proper consent. No Employee shall provide any services to other business enterprises that reasonably could be deemed to adversely affect the proper performance of his or her work for the Company or that might jeopardize the interests of the Company, including serving as a director, officer, consultant, or advisor of another business, without proper consent.

     Section 3.04. Permitted Activity. An Employee may, with prior written approval of the Company, serve as a director of another company, give lectures, conduct seminars, publish articles and books, or serve as a committee member, trustee, regent or in other similar capacities. An Employee may retain any compensation received in the foregoing capacities, unless the Company’s approval is conditioned on the compensation being paid over to the Company.

     Section 3.05. Moonlighting. No Employee shall accept or engage in any business or employment that reduces the Employee’s ability to devote substantially full time during normal business hours to his or her duties with the Company. No Employee shall use Company assets, hardware, software, Internet access, or the Company’s network to operate a business unless the Company gives the Employee prior written authorization to do so.

     Section 3.06. Reporting Obligation. An Employee who becomes aware of a personal interest that is, or may be viewed as, in conflict with that of the Company or a Business Associate should promptly present the situation and the nature of the possible conflict to the Compliance Officer for appropriate consideration. A director of the Company that becomes aware of a conflict of interest should bring the matter to the attention of the Board of Directors of the Company. The Employee shall refrain from further action until the situation has been consented to in writing by the Compliance Officer or Board of Directors, as the case may be.

Article IV. CONFIDENTIALITY AND PROPRIETARY INFORMATION.

     Section 4.01. General. As part of their duty of loyalty to the Company, each Employee must maintain the confidentiality of the Company’s trade secrets and proprietary information, because disclosure could result in loss of business or of competitive advantage for the Company. Even information that is not expressly identified as “confidential” or “proprietary” is often unique to the Company and could damage the Company’s competitive interests if disclosed to others. Employees should never disclose corporate information of any kind to others unless they are certain that disclosure is appropriate and has been authorized. Equal care must be taken to keep confidential any proprietary data of Business Associates or others entrusted to the Company. Some of the types of information that must be kept confidential include product pricing, manufacturing techniques, proprietary software, customer lists, planning materials, marketing plans, product specifications, product configurations, manuals and documentation, and much of the technical information that the Company generates in its business

     Section 4.02. Disclosure. No Employee or Family Member shall discuss with any third party, or inform any third party about, any actual or contemplated business transaction by a Business Associate or the Company except in the performance of the Employee’s employment duties or in an official capacity and then only for the benefit of the Business Associate or the Company, as appropriate, and in no event for personal gain or for the benefit of any other third party, unless expressly authorized to do so by the Compliance Officer.

     Section 4.03. Media. No Employee (other than the Company’s Chief Executive Officer, Chief Financial Officer, Marketing Director, or Vice President of Investor Relations) may discuss with any member of the press or media, or provide information to any member of the press or media about, the Company or its Business Associates, except with the prior written authorization of the Compliance Officer. Employees shall refer all press inquiries to the Compliance Officer.

Article V. ACCOUNTING PRACTICES

     Section 5.01. Improper Entries. Making false or fictitious entries on the books and records of the Company and issuing false or misleading reports about the Company and its operations are prohibited. No Employee shall engage in any transaction that requires or contemplates such prohibited activities. All funds, disbursements, assets and liabilities of the company shall be properly recorded on the appropriate corporate books and records. No secret or unrecorded fund of Company monies or other assets shall be established or maintained. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of the payment is to be used for a purpose other than that described by the document supporting the payment.

     Section 5.02. Proper Documentation. Employees must ensure that all Company documents are completed accurately, truthfully, in a timely manner and properly authorized.

     Section 5.03. Good Practices. Financial activities and transactions must be recorded in compliance with all applicable laws and accounting practices and in accordance with the United States of America generally accepted accounting principles designated and used by the Company. The making of false or misleading entries, records, or documentation is strictly prohibited.

     Section 5.04. Accurate Documentation. Employees shall never create a false or misleading report under the Company’s name. In addition, no payments or established accounts shall be used for any purpose other than as described by their supporting documentation. No undisclosed funds or assets shall be established.

     Section 5.05. Outsiders. No Employee shall take any action to defraud, influence, coerce, manipulate or mislead any other employee, officer or director, or any outside auditor or lawyer for the Company for the purpose of rendering the books, records or financial statements of the Company incorrect or misleading.

     Section 5.06. Reporting. Errors, or possible errors or misstatements, in the Company’s books and records must be brought to the attention of any one of (A) the Audit Committee of the Company’s Board of Directors, (B) the Chief Financial Officer, or (C) the Compliance Officer, promptly upon discovery thereof if not adequately addressed within the Company’s regular finance and accounting procedures.

     Section 5.07. Cooperation. All Employees will cooperate fully with the Company’s internal and outside auditors and lawyers. No Employee shall impede or interfere with the financial statement audit process.

Article VI. SECURITIES.

     Section 6.01. General. Securities laws and regulations prohibit the misuse of material non-public (“inside”) information when purchasing, selling or recommending securities. Inside information obtained by any Employee from any source must be kept strictly confidential. All inside information should be kept secure and access to files and computer files containing such information should be restricted. Employees shall not use, act upon, or disclose to any third party including, without limitation, any Family Member, any material inside information, except when necessary for the Company’s legitimate business purposes to the extent approved, in advance, by the Compliance Officer. Questions and requests for assistance regarding inside information should be promptly directed to the Compliance Officer.

     Section 6.02. Employee Trading. Employees and Family Members are prohibited from insider trading (buying or selling securities when in possession of material, nonpublic information) or tipping (passing such information on to someone who may buy or sell securities). This prohibition on insider trading applies to Company securities and also to the securities of Business Associates if the Employee learns material, nonpublic information about them as a result of his or her position with the Company.

     Section 6.03. Continued Confidentiality. If an Employee leaves the Company, he or she must maintain the confidentiality of all inside information and abide by the restrictions on trading described in Sections 6.01 and 6.02 above until such information has been adequately disclosed to the public. If there is any question as to whether information regarding the Company or any Business Associate is material or has been adequately disclosed to the public, the Compliance Officer must be contacted.

     Section 6.04. Definition – Nonpublic Information. Information is generally considered “nonpublic” unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed and adequate time must have passed for the securities markets to absorb the information. A delay of two business days is usually considered a sufficient period for routine information to be absorbed by the market. A longer period may be necessary for particularly significant or complex matters.

     Section 6.05. Definition – Material Information. Information is generally considered “material” if (a) there is a substantial likelihood that a reasonable investor would find the information important in determining whether to trade in a security, or (b) the information, if made public, would likely affect the market price of a company’s securities. Inside information typically includes, but is not limited to, knowledge of pending Company business transactions, corporate finance activity, mergers or acquisitions, unannounced earnings and financial results and other significant developments affecting the Company.

     Section 6.06. Additional Restrictions. Company Insiders are subject to additional restrictions on the timing of their purchase or sale of Company stock. Such personnel will be advised of the additional restrictions that apply to them.

     Article VII. COMPANY PROPERTY. Employees have a duty to safeguard Company assets, including its physical premises and equipment, records, customer information and Company trademarks, trade secrets and other intellectual property. Company assets shall be used for Company business only. Without specific authorization, no Employee or Family Member shall take, loan, sell, damage or dispose of Company property or use, or allow others to use, Company property for any non-Company purposes.

Article VIII. LEGAL COMPLIANCE

     Section 8.01. Political Contributions. Federal statutes prohibit corporations from making contributions or expenditures in connection with any election at which Presidential and Vice Presidential electors or Senators or Representatives to Congress are to be voted for, or in connection with any primary election or political convention or caucus held to select candidates for such offices. In addition, many states and foreign countries have similar laws prohibiting or limiting corporate political contributions in connection with elections or ballot propositions. Also, these laws (like almost all laws) have been amended and reinterpreted from time to time, so that a contribution that may have been legal or proper in the past under the laws of a particular jurisdiction cannot safely be assumed to still be legal. Consequently, no political contribution, at any level of government, shall be made out of any Company fund or account, whether directly or indirectly, by reimbursement or otherwise, without the express prior approval of the Compliance Officer, and no corporate political contribution of any kind shall be made in violation of any applicable law or regulation. Nothing herein or in any of the Company’s policies is intended to prohibit Employees from engaging in political activities in their individual capacities on their own time and at their own expense or from making political contribution or expenditures of their own personal funds.

     Section 8.02. Antitrust. All Employees shall, in all situations where applicable, observe and comply with applicable state and national antitrust laws and regulations, and antitrust laws imposed by international agreement as in the European Economic Community. Among other things, price-fixing or bid-rigging acts or arrangements with competitors to divide or allocate markets or customers or exclude others from a market are absolutely prohibited. Because it is not unusual for such illegal activities to be carried out through trade associations and similar combinations of competitors, participation in such organizations should be engaged in with care.

     Section 8.03. General Compliance. All activities of the Company shall be conducted in compliance with all applicable laws, rules and regulations of the United States (federal, state and local) and of other countries where the Company transacts business. In addition to the particular laws and regulations referred to in this Code, the Company is subject to many other legal requirements. Each Employee is responsible for being familiar with the legal requirements that relate to his or her responsibilities. Any Employee who is unsure about the nature or applicability of any law or regulation should promptly seek advice from the Compliance Officer.

     Section 8.04. Payments. No Employee shall make any payment or take any action to any government official, agent or representative of the United States, any State or jurisdiction of the United States or of any foreign country in connection with Company business without the prior written consent of the Compliance Officer, except where such payment or action is required of an Employee or the Company under applicable law. No Employee shall make any payment or take any action in violation of the U.S. Foreign Corrupt Practices Act.

Article IX. DUTY OF LOYALTY. Employees of the Company owe it a duty of loyalty. This means that Employees should avoid engaging in any conduct that would harm the business or reputation of the Company, even if legally permissible. Examples of conduct that could constitute a violation of the duty of loyalty might include: (A) posting negative or hurtful messages on message boards or in chat rooms; (B) disseminating sensitive or confidential information relating to the Company to sources that are not authorized; or (C) making disparaging or belittling remarks or comments about the Company or its products or services in a public forum. While the Company encourages open discussion and feedback, even when negative or critical, such discussion and feedback should not occur in a public forum, and should never contain attacks of a personal nature.

Article X. DOCUMENT RETENTION

     Section 10.01. Retention. The Company seeks to comply fully with all laws and regulations relating to the retention and preservation of records. All Employees shall comply fully with the Company’s policies regarding the retention and preservation of records. Under no circumstances will Company records be destroyed selectively or maintained outside Company premises or designated storage facilities.

     Section 10.02. Duration. Company records, whether in paper or electronic format, shall be maintained for four years from the date of creation, subject to the following exceptions:

     (a) Records pertaining to ongoing contracts must be maintained throughout the life of the contract and for three years after its termination.

     (b) Records pertaining to employment matters should be maintained for as long as the person is employed by the Company and for three years after the person’s employment ceases.

     (c) Records pertaining to development of software and other intellectual property should be maintained until the Company completely ceases development and support for the software and for a period of three years after the final date thereof.

     (d) Minutes of Board Meetings and other records of the Board of Directors must be maintained for ten years from the date of creation.

     (e) Company corporate records (e.g., charter amendments, by-laws, etc.) must be retained throughout the existence of the Company. Corporate records of Company subsidiaries must be retained throughout the existence of the subsidiary and for a period of three years after its merger or dissolution, except in the case of a control change.

The Compliance Officer from time to time may authorize or require different retention periods for other categories of documents.

     Section 10.03. Proceedings and Investigations. If an Employee knows or learns of the existence of a subpoena, impending government investigation, or court case, or other litigation activity, he or she must immediately contact the Compliance Officer. Employees must retain all records and documents that may be responsive to a subpoena or pertain to an investigation or matter in court or other litigation. Any questions regarding whether a record or document is responsive or pertinent should be directed to the Compliance Officer before the record or document is disposed of. Employees shall strictly adhere to the directions of the Compliance Officer in handling such records or documents.

Article XI. INTERNAL CONTROLS AND DISCLOSURE CONTROLS. The Company has adopted a system of internal controls and disclosure controls to which all Employees must strictly adhere in providing financial and business transaction information to and within the Company. The internal controls are the backbone of the integrity of the Company’s financial records and financial statements. The disclosure controls assure that all important information regarding the business and prospects of the Company is brought to the attention of the Company’s Chief Executive Officer and Chief Financial Officer. The accuracy and timeliness of compliance is critical to this system of internal controls and disclosure controls and is absolutely necessary to enable those officers to provide the financial statement and periodic report certifications required by applicable law.

     Section 11.01. Prompt Reporting – General. Each Employee shall promptly report to the Compliance Officer any actual or suspected breaches or violations of the Company’s internal controls that come to the attention of the Employee. Each Employee shall strictly adhere to the system of disclosure controls, including the internal reporting responsibilities assigned to him or her by the Company. Each Employee is encouraged to bring to the attention of the Compliance Officer any changes that the Employee believes may improve the Company’s system of internal controls and disclosure controls.

     Section 11.02. Improper Transactions. Each Employee shall promptly report to the Compliance Officer any actual or suspect fraudulent or questionable transactions or occurrences that come to the attention of the Employee. Potentially fraudulent transactions include, without limitation, embezzlement, forgery or alteration of checks and other documents, theft, misappropriation or conversion to personal use of Company assets, and falsification of records.

     Section 11.03. Significant Matters. Each Employee shall promptly report in accordance with Company policy any significant event or occurrence (whether positive or negative) that arises in the course of the Employee’s duties and responsibilities. Events or occurrences include those that affect or may affect the Company or its Business Associates, competitors or industry. General economic conditions need not be reported.

     Section 11.04. Full disclosure. The Company will make full, fair, accurate, timely and understandable disclosure in all reports and documents that are filed with or submitted to any public agency or governmental authority, including the Securities and Exchange Commission, and any stock exchange on which the Company is listed, as well as in any other public communications made by the Company. The Directors, management and the other employees of the Company shall make every effort to facilitate this Company goal.

     Section 11.05. Candor. Each Employee shall be candid in discussing matters concerning internal controls and business disclosures with the Company’s management, internal auditors, outside auditors, outside counsel and directors. Factual information is important. Opinions and observations are strongly encouraged.

Article XII. REPORTING PROCEDURE. While each Employee is individually responsible for compliance with the Code, no Employee does so in a vacuum. The Company has the resources, people and processes in place to answer questions and guide Employees through difficult decisions.

     Section 12.01. Compliance Officer Responsibility. The Compliance Officer is responsible for overseeing, interpreting and monitoring compliance with the Code. The Compliance Officer reports periodically to the Company’s Audit Committee regarding all aspects of administering and enforcing of the Code.

     Section 12.02. Reporting Violations. If an Employee knows of or suspects a violation of applicable law or regulations, this Code or any of the Company’s other policies, he or she must immediately report that information to any one of the following: (A) the Compliance Officer, (B) the Chief Financial Officer, (C) the Chief Executive Officer, or (D) the Audit Committee of the Board of Directors. No Employee who reports an actual or suspected violation in good faith will be subject to retaliation. The Company will not treat an Employee unfairly in connection with reporting an actual or suspected violation and will, when necessary or appropriate under the circumstances, receive reports on a confidential basis.

     Section 12.03. Investigations of Violations. Reported violations will be promptly investigated and treated confidentially to the extent possible. It is imperative that the Employee(s) reporting the violation not conduct their own preliminary investigation. Investigations of alleged violations may involve complex legal issues. Employees who act on their own may compromise the integrity of an investigation and adversely affect both themselves and the Company.

     Section 12.04. Audit Committee. The Audit Committee of the Board of Directors of the Company is available to receive, investigate, and, where appropriate, remediate concerns of Employees concerning accounting matters, internal accounting controls, or auditing matters pertaining to the Company. All such concerns will be treated confidentially and the Employee may submit such concerns anonymously.

Article XIII. ENFORCEMENT.

     Section 13.01. Compliance Officer. The Compliance Officer will take such action he or she deems appropriate with respect to any Employee who violates, or whose Family Member violates, any provision of this Code. The Compliance Officer will keep records of all reports created under this Code and of all action taken under this Code. All such records will be maintained in such manner and for such periods as are required under applicable Federal and state law. The Compliance Officer will inform the Audit Committee of the Board of Directors of material violations of this Code.

     Section 13.02. Rules of Conduct. Compliance with this Code shall be a condition of employment and of continued employment with the Company, and conduct not in accordance with this Code shall constitute grounds for disciplinary action, which could include termination of employment.

     Section 13.03. Waivers for Certain Employees. Any waiver of this Code for executive officers or directors of the Company may be made only by the Company’s Board of Directors.

     Section 13.04. Company Insiders. In addition to the Company’s right to require any Employee to re-certify or confirm compliance with this Code from time to time, Company Insiders are required to promptly, fully, and truthfully respond to inquiries (which may be in written form) from the Company’s Compliance Officer with regard to compliance with this Code, including, without limitation, with respect to involvement in related party transactions and other actual or potential conflicts of interest.

THIS CODE IS NOT AN EMPLOYMENT CONTRACT NOR IS IT INTENDED TO BE AN ALL INCLUSIVE POLICY STATEMENT ON THE PART OF THE COMPANY. THE COMPANY RESERVES THE RIGHT TO PROVIDE THE FINAL INTERPRETATION OF THE POLICIES IT CONTAINS AND TO REVISE THESE POLICIES AS THE COMPANY MAY DEEM NECESSARY OR APPROPRIATE.